Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Third Quarter 2017 Results

Provides $175 million to shareholders through share repurchases and dividends

Announces $200 million increase in share repurchase authorization

ST. LOUIS, October 31, 2017 — Arch Coal, Inc. (NYSE: ARCH) today reported net income of $68.4 million, or $2.83 per diluted share, in the third quarter of 2017, compared with net income of  $37.2 million, or $1.48 per diluted share, in the second quarter of 2017. The company earned adjusted earnings before interest, taxes, depreciation, depletion, amortization, reorganization items and early debt extinguishment charges (“adjusted EBITDAR”)(1) of $104.3 million in the third quarter of 2017. Not included in adjusted EBITDAR is a $21.6 million gain resulting from the completion of the sale of the Lone Mountain complex on September 14.

The company recorded revenues of $613.5 million for the three months ended September 30, 2017, representing a 12 percent sequential increase and reflecting ongoing strength in coking coal pricing as well as overall strong performances from the Powder River Basin and Other Thermal segments.

“Arch turned in a solid financial performance during the third quarter, despite substandard rail service in July and August at our coking coal operations, coupled with adverse geologic conditions at our two longwall mines in West Virginia,” said John W. Eaves, Arch’s chief executive officer. “Even with these unexpected challenges, Arch moved forward aggressively with its share repurchase program, took advantage of ongoing strength in global thermal markets and completed a number of strategic initiatives that strengthened our financial foundation and optimized our operating portfolio. In fact, this past quarter demonstrates the company’s ability to generate significant shareholder returns even in a less-than-optimal operating environment.”

Capital Allocation Program and Financial Position

Today, Arch’s Board of Directors announced that it has approved an incremental $200 million increase to the share repurchase authorization. This increase brings the total repurchase

(1)  Adjusted EBITDAR is defined and reconciled in the “Reconciliation of Non-GAAP” measures in this release.

authorization to $500 million.

During the third quarter, Arch continued its commitment to enhancing shareholder value by purchasing 2.2 million shares of common stock, representing 9.1 percent of shares outstanding, at a total cost of nearly $167 million and at an average price of $75.49 per share. The third quarter purchases include the previously announced stock purchase transaction with Monarch Alternative Capital in early September. Since the initiation of the program, Arch has purchased 2.9 million shares of common stock, representing 11.7 percent of shares outstanding, at a total cost of $218 million. At quarter-end, and inclusive of the $200 million increase in authorization, the company has up to $282 million remaining for share repurchases under the program.

“The significant progress made under our share repurchase authorization and the recent decision to increase the company’s authorization level further underscores our confidence in our business strategy, financial performance and positive long-term outlook for future success,” said John T. Drexler, Arch’s chief financial officer. “Given our current and anticipated cash position, we firmly believe this is an effective and prudent use of capital and an important benefit to our shareholders.”

In addition, the company paid $8.2 million in cash dividends to shareholders during the third quarter of 2017. The next quarterly cash dividend payment of $0.35 per common share was approved by the board of directors, and is scheduled to be paid on December 15, 2017 to stockholders of record at the close of business on November 30, 2017.

Notably, since the commencement of the capital allocation program in early May 2017, Arch has returned nearly $235 million to shareholders through share repurchases and dividends.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

In the quarter, Arch also concluded other strategic initiatives to strengthen further its financial position and decrease the company’s cost of capital. The company reduced its restricted cash balance by nearly $42 million by lowering collateral requirements and by fully utilizing its inventory credit facility. At quarter-end, Arch had no restricted cash on its balance sheet. Additionally, as previously indicated, the company successfully reduced the interest rate on its senior secured term loan, which is expected to generate annual cash interest savings of more than $2 million.

Arch’s cash and short-term investments totaled $453 million at September 30, 2017. At quarter-end, Arch’s debt level totaled $328 million, inclusive of the term loan, equipment financing and other debt.

Arch’s Operational Results

“As indicated, we encountered operating challenges in our Metallurgical segment during the third quarter,” said Paul A. Lang, Arch’s president and chief operating officer. “We experienced tough geologic conditions at both the Mountain Laurel and Leer mining complexes, which contributed to lower-than-expected volumes and higher-than-expected costs. While challenges such as these are expected from time-to-time in our industry, it’s unusual to confront issues at two mines simultaneously. Fortunately, strong performances from the other operations in the segment and from both of our thermal segments offset those operating issues to a large degree, and further highlight the importance and strength of Arch’s balanced operating portfolio and complementary lines of business. Looking ahead, we believe the challenges experienced in the Metallurgical segment were confined to the third quarter.”

	Metallurgical
	3Q17	2Q17
Tons sold (in millions)	2.2	2.1
Coking	1.8	1.5
PCI	0.1	0.3
Thermal	0.3	0.3
Average sales price per ton	$88.60	$90.59
Coking	$99.21	$103.44
PCI	$69.01	$72.26
Thermal	$34.65	$42.02
Cash cost per ton	$64.46	$60.95
Cash margin per ton	$24.14	$29.64

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”

Mining complexes included in this segment are Beckley, Leer, Lone Mountain, Mountain Laurel and Sentinel

Despite difficult mining conditions and rail service issues in the Metallurgical segment, Arch recorded cash margins of $24.14 for the third quarter of 2017 compared to $29.64 for the prior-quarter period. Average coking coal realizations continued to be supported by index-linked tons that priced during the period, but were partially offset by annual fixed-priced tons contracted prior to the start of 2017 and sequential decreases in the Platts East Coast assessments. Third quarter segment cash costs increased 6 percent when compared to the second quarter of 2017, driven primarily by difficult startup conditions in the transition to the Cedar Grove seam at the Mountain Laurel complex and the presence of an acute roll in the coal seam at the Leer mine. Excluding Lone Mountain, segment cash costs for the third quarter would have been $62.04 per ton and cash margins would have been $29.01 per ton.

Due to the production challenges experienced during the third quarter and lower-than-expected coking coal volumes for the year, Arch is raising its annual cash cost guidance range for the segment. The company now anticipates cash costs to be between $56 per ton and $60 per ton for 2017, excluding the Lone Mountain complex. Even with this increase, Arch believes its average coking coal cost structure is near the low-end of the U.S. metallurgical cost curve, and thus maintains its highly-competitive cost position both domestically and internationally.

	Powder River Basin
	3Q17	2Q17
Tons sold (in millions)	21.7	18.1
Average sales price per ton	$12.51	$12.55
Cash cost per ton	$10.27	$10.82
Cash margin per ton	$2.24	$1.73

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”

Mining complexes included in this segment are Black Thunder and Coal Creek

In the Powder River Basin, third quarter 2017 cash margin per ton increased nearly 30 percent versus the second quarter, driven by lower cost per ton in the segment. Sales volumes increased 20 percent when compared with the prior-quarter period, reflecting typical seasonal demand trends, while the average sales price per ton declined marginally. Segment cash cost decreased $0.55 per ton during the period versus the second quarter of 2017, benefiting from the effect of higher volume levels and strong cost control across the segment’s two mining complexes. The company still expects annual cash cost for the segment to be between $10.20 per ton and $10.60 per ton.

	Other Thermal
	3Q17	2Q17
Tons sold (in millions)	2.3	2.3
Average sales price per ton	$35.08	$33.41
Cash cost per ton	$26.05	$22.06
Cash margin per ton	$9.03	$11.35

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”

Mining complexes included in this segment are Coal-Mac, Viper and West Elk

In the Other Thermal segment, Arch earned a cash margin of $9.03 per ton in the third quarter compared with $11.35 per ton in the second quarter. Sales volumes were flat during the period, sustained by strong international demand for West Elk and Coal-Mac products and stable domestic demand for all three operations in the segment. Average sales price per ton during the quarter increased by 5 percent due to a favorable mix of customer shipments and strong pricing on export sales. Cash cost per ton increased by nearly $4 when compared to the prior quarter, reflecting increased sales volume from the segment’s higher-cost Coal-Mac mine and a longwall move at the West Elk operation. Due to Arch’s ability to leverage its high-quality thermal products and participate more meaningfully in the still-strong export thermal market, the company is again lowering its full-year cost guidance for the segment. The company now anticipates cash costs to be in the range of $22.50 per ton to $26.50 per ton for 2017.

Key Market Developments

Metallurgical Coal Markets

•                  In metallurgical coal markets, both demand and pricing for seaborne coking coal remain healthy, even with the ongoing recovery of Australian exports following Cyclone Debbie and modest supply growth elsewhere.

•                  Supporting these sound market fundamentals, global steel and hot metal production continue to expand, with global hot metal demand up 2.3 percent through September and steel prices well above last year’s levels in all key regions.

•                  Of particular importance to Arch, European metallurgical imports are up solidly year-to-date, and U.S. blast furnace utilization has rebounded in recent months. Platts currently assesses U.S. East Coast prices (FOB the vessel) at $167 per metric ton for Low-Vol coal, $149 per metric ton for High-Vol A coal, and $127 per metric ton for High-Vol B coal.

•                  Looking ahead, Arch believes the outlook for global metallurgical markets is attractive given buoyant steel markets, strong Chinese manufacturing activity, an improving economic outlook in other key countries, and the high cost structure of much of the recently added coking coal supply.

•                  Arch continues to believe that over the long term, global metallurgical markets will find support in the $130 to $150 per metric ton range, which the company believes is a breakeven level for 10 percent or more of global coking coal production capacity.

Thermal Coal Markets

•                  International thermal markets continue to be robust, buoyed by operational and labor challenges in key producing regions, Chinese thermal coal production constraints, and strong Chinese economic growth.

•                  At present, the prompt-month price for Newcastle coal stands at $99.40 per metric ton, which provides for an attractive netback at the company’s West Elk mine in Colorado. Similarly, strong API-2 prices into northern Europe allow high-quality thermal coal from Arch’s Coal-Mac operation in West Virginia to participate more significantly in the Atlantic Basin export market.

•                  As for domestic thermal markets, mild summer weather relative to 2016 and competitive natural gas prices resulted in lackluster coal consumption during the peak demand season.

•                  For the summer as a whole, cooling degree days were down 13 percent versus 2016, while natural gas prices tracked closely to the same period last year. In total, Arch estimates that coal burn for June through August was down an aggregate 16 million tons in 2017 versus 2016, and down another 5 million tons in September.

•                  Despite that fact, the stockpile liquidation that has been under way since the beginning of 2016 has continued, albeit at a slower pace than previously anticipated. Arch still expects utility stockpiles to fall below 75 days of supply by year-end 2017, and to reach average target levels of 55 to 60 days in mid-2018.

Company Outlook

Based on the company’s current expectations regarding production levels at its coking coal operations, Arch has lowered its coking coal sales volume guidance for the year. Arch now expects to sell between 6.6 million tons and 6.8 million tons of coking coal in 2017. At the midpoint of its volume guidance level, Arch is now more than 98 percent committed on coking coal sales for the full year, with 10 percent of that committed volume exposed to index-based pricing. Furthermore, given strong demand fundamentals for U.S. thermal coal globally, Arch has raised its thermal coal sales guidance to reflect increased shipments from the company’s Other Thermal segment. Arch now expects to sell between 90 million tons and 96 million tons of thermal coal in 2017. At the midpoint of guidance, Arch’s thermal sales are 99 percent committed for full year 2017.

“While we faced a number of challenges during the quarter, we believe those issues are now behind us and we are pleased with our financial performance, the commitment and hard work of our employees and our ability to continue to create value for our shareholders while maintaining a strong and flexible balance sheet,” said Eaves. “With our solid cash flows, nimble marketing strategy, durable operating portfolio and efficient method to returning capital to shareholders, Arch is poised for a strong finish to 2017.”

	2017						2018
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions of tons)
Coking	6.6	-	6.8
Thermal	90.0	-	96.0
Total	96.6	-	102.8

Metallurgical (in millions of tons)
Committed, Priced Coking	6.0			$100.20			0.5	$105.00
Committed, Unpriced Coking	0.6						2.4
Total Committed Coking	6.6						2.9

Committed, Priced Thermal Byproduct	0.9			$24.86			0.4	$30.45
Committed, Unpriced Thermal Byproduct	—						—
Total Committed Thermal Byproduct	0.9						0.4

Average Metallurgical Cash Cost				$56.00	-	$60.00

Powder River Basin (in millions of tons)
Committed, Priced	81.1			$12.47			47.5	$12.05
Committed, Unpriced	0.9						2.8
Total Committed	82.0						50.3
Average Cash Cost				$10.20	-	$10.60

Other Thermal (in millions of tons)
Committed, Priced	9.3			$34.74			5.0	$35.26
Committed, Unpriced	—						—
Total Committed	9.3						5.0
Average Cash Cost				$22.50	-	$26.50

Corporate (in $ millions)
D,D&A excluding Sales Contract Amortization				$120	-	$127
Sales Contract Amortization				$50	-	$58
ARO Accretion				$30	-	$31
S,G&A				$84	-	$88
Interest Expense				$23	-	$26
Capital Expenditures				$52	-	$58
Tax Provision				0%	-	3%

As a result of the sale of Lone Mountain, which closed on September 14, all of its related information has been removed from the guidance table and the thermal line item contained in the Metallurgical Segment has been changed to ‘‘Thermal Byproducts” to more accurately reflect the product. Through September 14, 2017, Lone Mountain had shipped 402,000 tons of thermal coal and 527,000 tons of PCI coal. Cash cost guidance for the metallurgical segment excludes the Lone Mountain complex.

A conference call regarding Arch Coal’s third quarter 2017 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$613,538	$550,305	$1,764,379	$1,398,709

Costs, expenses and other operating
Cost of sales	495,424	442,462	1,391,872	1,264,464
Depreciation, depletion and amortization	31,914	69,423	94,536	191,581
Accretion on asset retirement obligations	7,580	7,965	22,826	24,321
Amortization of sales contracts, net	13,861	104	42,903	(728)
Change in fair value of coal derivatives and coal trading activities, net	1,028	488	2,745	2,856
Asset impairment and mine closure costs	—	46	—	129,267
Selling, general and administrative expenses	21,052	20,498	63,721	59,343
Gain on sale of Lone Mountain Processing, Inc.	(21,574)	—	(21,574)	—
Other operating income, net	(8,236)	(2,476)	(14,095)	(15,257)
	541,049	538,510	1,582,934	1,655,847

Income (loss) from operations	72,489	11,795	181,445	(257,138)

Interest expense, net
Interest expense	(5,972)	(46,164)	(21,400)	(135,888)
Interest and investment income	720	582	2,089	2,653
	(5,252)	(45,582)	(19,311)	(133,235)

Income (loss) before nonoperating expenses	67,237	(33,787)	162,134	(390,373)

Nonoperating expense
Net loss resulting from early retirement of debt and debt restructuring	(486)	—	(2,547)	(2,213)
Reorganization items, net	(43)	(20,904)	(2,892)	(46,050)
	(529)	(20,904)	(5,439)	(48,263)

Income (loss) before income taxes	66,708	(54,691)	156,695	(438,636)
Benefit from income taxes	(1,643)	(3,270)	(484)	(4,626)

Net income (loss)	$68,351	$(51,421)	$157,179	$(434,010)

Net income (loss) per common share
Basic EPS (LPS)	$2.90	$(2.41)	$6.44	$(20.38)
Diluted EPS (LPS)	$2.83	$(2.41)	$6.32	$(20.38)

Weighted average shares outstanding
Basic weighted average shares outstanding	23,580	21,293	24,416	21,293
Diluted weighted average shares outstanding	24,135	21,293	24,875	21,293

Dividends declared per common share	$0.35	$—	$0.70	$—

Adjusted EBITDAR (A) (Unaudited)	$104,270	$89,333	$320,136	$87,303
Adjusted diluted income (loss) per common share (A)	$2.54	$(1.43)	$7.37	$(12.08)

(A) Adjusted EBITDAR and Adjusted diluted income per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$298,337	$305,372
Short term investments	154,629	88,072
Restricted cash	—	71,050
Trade accounts receivable	207,059	184,483
Other receivables	23,473	19,877
Inventories	122,436	113,462
Other current assets	63,685	96,306
Total current assets	869,619	878,622

Property, plant and equipment, net	980,801	1,053,603

Other assets
Equity investments	106,179	96,074
Other noncurrent assets	65,934	108,298
Total other assets	172,113	204,372
Total assets	$2,022,533	$2,136,597

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$137,664	$95,953
Accrued expenses and other current liabilities	164,939	205,240
Current maturities of debt	8,566	11,038
Total current liabilities	311,169	312,231
Long-term debt	312,604	351,841
Asset retirement obligations	334,479	337,227
Accrued pension benefits	17,884	38,884
Accrued postretirement benefits other than pension	104,733	101,445
Accrued workers’ compensation	192,262	184,568
Other noncurrent liabilities	76,923	63,824
Total liabilities	1,350,054	1,390,020

Stockholders’ equity
Common Stock	250	250
Paid-in capital	697,324	688,424
Retained earnings	173,676	33,449
Treasury stock, at cost	(217,728)	—
Accumulated other comprehensive income	18,957	24,454
Total stockholders’ equity	672,479	746,577
Total liabilities and stockholders’ equity	$2,022,533	$2,136,597

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$157,179	$(434,010)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	94,536	191,581
Accretion on asset retirement obligations	22,826	24,321
Amortization of sales contracts, net	42,903	(728)
Prepaid royalties expensed	2,905	4,791
Deferred income taxes	6,069	(419)
Employee stock-based compensation expense	7,485	2,096
Gains on disposals and divestitures	(23,006)	(6,628)
Asset impairment and noncash mine closure costs	—	119,194
Net loss resulting from early retirement of debt and debt restructuring	2,547	2,213
Non-cash bankruptcy reorganization items	—	(16,634)
Amortization relating to financing activities	2,628	12,800
Changes in:
Receivables	(24,110)	(42,787)
Inventories	(13,102)	34,604
Accounts payable, accrued expenses and other current liabilities	5,103	90,920
Income taxes, net	(2,430)	(4,217)
Other	20,612	(8,331)
Cash provided by (used in) operating activities	302,145	(31,234)

Investing activities
Capital expenditures	(30,503)	(82,434)
Minimum royalty payments	(5,033)	(305)
Proceeds from (consideration paid for) disposals and divestitures	11,432	(2,921)
Purchases of short term investments	(191,327)	(98,750)
Proceeds from sales of short term investments	123,996	187,006
Investments in and advances to affiliates, net	(9,216)	(3,440)
Withdrawals of restricted cash	71,048	15,979
Cash provided by (used in) investing activities	(29,603)	15,135

Financing activities
Proceeds from issuance of term loan due 2024	298,500	—
Payments to extinguish term loan due 2021	(325,684)	—
Payments on term loan due 2024	(1,500)	—
Net payments on other debt	(5,992)	(12,083)
Debt financing costs	(10,043)	(20,181)
Net loss resulting from early retirement of debt and debt restructuring	(2,360)	(2,213)
Dividends paid	(16,763)	—
Purchases of treasury stock	(215,735)	—
Cash used in financing activities	(279,577)	(34,477)

Decrease in cash and cash equivalents	(7,035)	(50,576)
Cash and cash equivalents, beginning of period	305,372	450,781

Cash and cash equivalents, end of period	$298,337	$400,205

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)

Term loan due 2024 ($298.5 million face value)	$297,137	$—
Term loan due 2021 ($325.7 million face value)	—	325,684
Other	31,319	37,195
Debt issuance costs	(7,286)	—
	321,170	362,879
Less: current maturities of debt	8,566	11,038
Long-term debt	$312,604	$351,841

Calculation of net debt
Total debt (excluding debt issuance costs)	$328,456	$362,879
Less liquid assets:
Cash and cash equivalents	298,337	305,372
Short term investments	154,629	88,072
	452,966	393,444
Net debt	$(124,510)	$(30,565)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Successor		Predecessor		Successor		Predecessor
	Three Months Ended September 30, 2017		Three Months Ended September 30, 2016		Nine Months Ended September 30, 2017		Nine Months Ended September 30, 2016
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	21.7		22.8		61.1		54.9

Segment Sales	$271.7	$12.51	$291.2	$12.79	$766.9	$12.54	$714.2	$13.01
Segment Cash Cost of Sales	223.1	10.27	212.6	9.34	639.1	10.45	601.5	10.95
Segment Cash Margin	48.6	2.24	78.6	3.45	127.8	2.09	112.6	2.06

Metallurgical
Tons Sold	2.2		2.2		6.4		6.7

Segment Sales	$196.8	$88.60	$122.9	$55.37	$574.5	$89.98	$355.7	$53.15
Segment Cash Cost of Sales	143.2	64.46	113.9	51.29	390.2	61.11	344.0	51.40
Segment Cash Margin	53.6	24.14	9.1	4.08	184.3	28.87	11.7	1.75

Other Thermal
Tons Sold	2.3		2.5		6.9		5.2

Segment Sales	$81.6	$35.08	$85.2	$34.52	$240.7	$34.67	$187.4	$36.16
Segment Cash Cost of Sales	60.6	26.05	57.0	23.10	166.5	23.98	156.9	30.28
Segment Cash Margin	21.0	9.03	28.2	11.42	74.2	10.69	30.5	5.88

Total Segment Cash Margin	$123.3		$115.9		$386.3		$154.8

Selling, general and administrative expenses	(21.1)		(20.5)		(63.7)		(59.3)
Liquidated damages under export logistics contracts	—		—		—		(1.6)
Other	2.1		(6.0)		(2.4)		(6.5)

Adjusted EBITDAR	$104.3		$89.4		$320.1		$87.3

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Reconciliation of Non-GAAP Measures
Total segment sales	$550.1	$499.3	$1,582.1	$1,257.2
Transportation costs billed to customers	59.7	46.3	178.5	121.7
Coal risk management derivative settlements	0.0	0.1	0.0	0.5
Other (1)	3.7	4.5	3.8	19.4
Revenues	$613.5	$550.3	$1,764.4	$1,398.7

(1) Other includes coal sales associated with mines that have operated historically but have been idled or disposed of and are no longer part of a segment. In the third quarter of 2017, includes $3.7MM of sales under contracts related to the divested Lone Mountain operation that were not assigned to the new owner.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Total segment cash cost of sales	$426.8	$383.5	$1,195.8	$1,102.4
Transportation costs billed to customers	59.7	46.3	178.5	121.7
Risk management derivative settlements—diesel fuel	(0.9)	(1.2)	(2.4)	(3.7)
Other (1)	9.8	13.8	20.0	44.1
Cost of Sales	$495.4	$442.5	$1,391.9	$1,264.5

(1) Other includes costs associated with mines that have operated historically but have been idled or disposed of and are no longer part of a segment and operating overhead. In the third quarter of 2017, includes $3.7MM of coal purchases to service sales contracts related to the divested Lone Mountain operation that were not assigned to the new owner.

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDAR

Adjusted EBITDAR is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and reorganization items, net. Adjusted EBITDAR may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company’s core operating performance.

Adjusted EBITDAR is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDAR are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDAR should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDAR to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDAR may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDAR.

	Successor	Predecessor	Successor	Predecessor
	Three Month Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$68,351	$(51,421)	$157,179	$(434,010)
Benefit from income taxes	(1,643)	(3,270)	(484)	(4,626)
Interest expense, net	5,252	45,582	19,311	133,235
Depreciation, depletion and amortization	31,914	69,423	94,536	191,581
Accretion on asset retirement obligations	7,580	7,965	22,826	24,321
Amortization of sales contracts, net	13,861	104	42,903	(728)
Asset impairment and mine closure costs	—	46	—	129,267
Gain on sale of Lone Mountain Processing, Inc.	(21,574)	—	(21,574)	—
Net loss resulting from early retirement of debt and debt restructuring	486	—	2,547	2,213
Reorganization items, net	43	20,904	2,892	46,050

Adjusted EBITDAR	$104,270	$89,333	$320,136	$87,303

Adjusted net income (loss) and adjusted diluted income (loss) per share

Adjusted net income (loss) and adjusted diluted income (loss) per common share are adjusted for the after-tax impact of reorganization items, net and are not measures of financial performance in accordance with generally accepted accounting principles.  Adjusted net income (loss) and adjusted diluted income (loss) per common share may also be adjusted for items that may not reflect the trend of future results.  We believe that adjusted net income (loss) and adjusted diluted income (loss) per common share better reflect the trend of our future results by excluding transactions that are not indicative of the Company’s core operating performance. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income (loss) and adjusted diluted income (loss) per share should not be considered in isolation, nor as an alternative to net income (loss) or diluted income (loss) per common share under generally accepted accounting principles.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$68,351	$(51,421)	$157,179	$(434,010)

Amortization of sales contracts, net	13,861	104	42,903	(728)
Asset impairment and mine closure costs	—	46	—	129,267
Gain on sale of Lone Mountain Processing, Inc.	(21,574)	—	(21,574)	—
Net loss resulting from early retirement of debt and debt restructuring	486	—	2,547	2,213
Reorganization items, net	43	20,904	2,892	46,050
Tax impact of adjustment	144	—	(535)	—

Adjusted net income (loss)	$61,311	$(30,367)	$183,412	$(257,208)

Diluted weighted average shares outstanding	24,135	21,293	24,875	21,293

Diluted income (loss) per share	$2.83	$(2.41)	$6.32	$(20.38)

Amortization of sales contracts, net	0.57	—	1.78	(0.03)
Asset impairment and mine closure costs	—	—	—	6.07
Gain on sale of Lone Mountain Processing, Inc.	(0.89)	—	(0.87)	—
Net loss resulting from early retirement of debt and debt restructuring	0.02	—	0.11	0.10
Reorganization items, net	—	0.98	0.12	2.16
Tax impact of adjustments	0.01	0.00	(0.09)	0.00
Adjusted diluted income (loss) per share	$2.54	$(1.43)	$7.37	$(12.08)